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                                                                    EXHIBIT (18)

May 13, 1999

To the Board of Directors
of The First American Financial Corporation

Dear Directors:

We have been furnished with a copy of The First American Financial Corporation's (the Company) Form 10-Q for the quarter ended March 31, 1999. Note 2 therein describes a change in the method of recognizing revenue on tax service contracts. It should be understood that the preferability of one acceptable method of revenue recognition over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based upon our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for revenue recognition for tax service contracts in conformity with Accounting Principles Board Opinion No. 20.

We have not made an audit in accordance with generally accepted auditing standards of the financial statements of The First American Financial Corporation for the three-month periods ended March 31, 1999 and 1998 and, accordingly, we express no opinion thereon or on the financial information filed as part of the Form 10-Q of which this letter is to be an exhibit.

Yours very truly,

PricewaterhouseCoopers LLP